REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and
Stockholders of Severn Bancorp, Inc.

We have audited the accompanying consolidated statements of financial condition of Severn Bancorp, Inc. and Subsidiaries as of December 31, 2007 and 2006, and the related consolidated statements of income, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2007. Severn Bancorp Inc.’s management is responsible for these financial statements. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Severn Bancorp Inc. and Subsidiaries as of December 31, 2007 and 2006, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2007 in conformity with accounting principles generally accepted in the United States of America.

    As discussed in Note 11 to the consolidated financial statements, the Company changed its method of accounting for share-based payments in 2006.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Severn Bancorp Inc.’s internal control over financial reporting as of December 31, 2007, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated February 28, 2008 expressed an unqualified opinion.

/s/ Beard Miller Company LLP

Beard Miller Company LLP
Baltimore, Maryland
February 28, 2008

SEVERN BANCORP, INC. AND SUBSIDIARIES
Annapolis, Maryland
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(dollars in thousands, except per share data)

	December 31,
	2007	2006

ASSETS
Cash and due from banks	$6,415	$16,982
Interest bearing deposits in other banks	814	709
Federal funds sold	4,037	1,024
Cash and cash equivalents	11,266	18,715
Investment securities held to maturity	2,383	7,271
Loans held for sale	1,101	2,970
Loans receivable, net of allowance for loan losses of
$10,781 and $9,026, respectively	891,913	832,507
Premises and equipment, net	31,289	30,411
Federal Home Loan Bank stock at cost	10,172	9,468
Accrued interest receivable and other assets	14,110	10,574

Total assets	$962,234	$911,916

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities
Deposits	$652,773	$626,524
Short-term borrowings	15,000	18,000
Long-term borrowings	175,000	155,000
Subordinated debentures	20,619	20,619
Accrued interest payable and other liabilities	3,566	5,331

Total liabilities	866,958	825,474

Stockholders’ Equity
Common stock, $0.01 par value, 20,000,000 shares authorized;
10,066,679 and 9,150,850 shares issued and outstanding at December 31, 2007 and 2006, respectively	101	92
Additional paid-in capital	46,768	28,270
Retained earnings	48,407	58,080

Total stockholders' equity	95,276	86,442

Total liabilities and stockholders' equity	$962,234	$911,916

The accompanying notes to consolidated financial statements are an integral part of these statements.

SEVERN BANCORP, INC. AND SUBSIDIARIES
Annapolis, Maryland
CONSOLIDATED STATEMENTS OF INCOME
(dollars in thousands, except per share data)

	Years Ended December 31,
Interest Income	2007	2006	2005
Loans	$70,275	$68,610	$56,120
Securities, taxable	217	266	327
Other	1,322	1,299	688
Total interest income	71,814	70,175	57,135

Interest Expense
Deposits	29,347	23,706	16,274
Short-term borrowings	488	438	853
Long-term borrowings and subordinated debentures	8,341	7,916	4,828
Total interest expense	38,176	32,060	21,955

Net interest income	33,638	38,115	35,180
Provision for loan losses	2,462	1,561	1,570
Net interest income after provision for loan losses	31,176	36,554	33,610

Other Income
Mortgage banking activities	575	817	1,416
Real estate commissions	2,451	2,018	545
Real estate management fees	653	578	426
Other income	657	454	361
Total other income	4,336	3,867	2,748

Non-Interest Expenses
Compensation and related expenses	11,070	10,334	9,080
Occupancy	1,696	706	719
Other	3,726	3,025	3,079
Total non-interest expenses	16,492	14,065	12,878

Income before income tax provision	19,020	26,356	23,480
Income tax provision	7,909	10,608	8,926

Net income	$11,111	$15,748	$14,554
Basic earnings per share	$1.10	$1.56	$1.45
Diluted earnings per share	$1.10	$1.56	$1.45

The accompanying notes to consolidated financial statements are an integral part of these statements.

SEVERN BANCORP, INC. AND SUBSIDIARIES
Annapolis, Maryland
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
Years Ended December 31, 2007, 2006, and 2005
(dollars in thousands, except per share data)

	Common Stock	Additional Paid-In Capital	Retained Earnings	Total Stockholders’ Equity

Balance - December 31, 2004	$83	$11,516	$48,555	$60,154

Comprehensive Income
Net income	-	-	14,554	14,554
Dividends on common stock
($.19 per share)	-	-	(1,996)	(1,996)

Balance - December 31, 2005	83	11,516	61,113	72,712

Comprehensive Income
Net income	-	-	15,748	15,748
10% Stock dividend (914,943 shares)	9	16,576	(16,585)	-
Stock-based compensation	-	163	-	163
Dividends on common stock
($.22 per share)	-	-	(2,196)	(2,196)
Exercise of stock options (900 shares)	-	15	-	15

Balance - December 31, 2006	92	28,270	58,080	86,442

Comprehensive Income
Net income	-	-	11,111	11,111
10% Stock dividend (915,004 shares)	9	18,357	(18,366)	-
Stock-based compensation	-	128	-	128
Dividends on common stock
($.24 per share)	-	-	(2,418)	(2,418)
Exercise of stock options (825 shares)	-	13	-	13

Balance - December 31, 2007	$101	$46,768	$48,407	$95,276

The accompanying notes to consolidated financial statements are an integral part of these statements.

SEVERN BANCORP, INC. AND SUBSIDIARIES
Annapolis, Maryland
CONSOLIDATED STATEMENTS OF CASH FLOWS
(dollars in thousands)

	Years Ended December 31,
	2007	2006	2005

Cash Flows from Operating Activities

Net income	$11,111	$15,748	$14,554
Adjustments to reconcile net income to net
cash provided by operating activities:
Amortization of deferred loan fees	(3,263)	(4,211)	(3,927)
Net amortization of premiums and
discounts	4	31	31
Provision for loan losses	2,462	1,561	1,570
Provision for depreciation	1,333	362	377
Deferred income taxes	(1,157)	(621)	213
Gain on sale of loans	(177)	(357)	(804)
Proceeds from loans sold to others	20,366	31,925	78,008
Loans originated for sale	(18,320)	(31,322)	(73,766)
Stock-based compensation expense	128	163	-
Increase in accrued interest receivable
and other assets	(356)	(303)	(2,324)
Increase (decrease) in accrued interest payable
and other liabilities	(1,765)	1,781	1,120

Net cash provided by operating activities	10,366	14,757	15,052

Cash Flows from Investing Activities

Proceeds from maturing investment securities	4,000	-	-
Principal collected on mortgage backed securities	884	988	1,634
Net increase in loans	(61,947)	(54,710)	(123,447)
Net proceeds from sale of foreclosed property	1,319	-	-
Investment in premises and equipment	(4,013)	(10,813)	(13,336)
Proceeds from disposal of premises and
equipment	1,802	3	-
Purchase of FHLB stock	(704)	(955)	(3,430)

Net cash used in investing activities	(58,659)	(65,487)	(138,579)

SEVERN BANCORP, INC. AND SUBSIDIARIES
Annapolis, Maryland
CONSOLIDATED STATEMENTS OF CASH FLOWS (Continued)
(dollars in thousands)

	For the Years Ended December 31,
	2007	2006	2005

Cash Flows from Financing Activities

Net increase in deposits	$26,249	$31,631	$67,480
Net increase (decrease) in short term borrowings	(3,000)	(8,000)	26,000
Additional borrowed funds, long term	40,000	73,000	50,000
Repayment of borrowed funds, long term	(20,000)	(50,000)	(7,000)
Redemption of preferred securities of subsidiary	-	-	(4,000)
Cash dividends paid	(2,418)	(2,196)	(1,996)
Proceeds from exercise of options	13	15	-

Net cash provided by financing activities	40,844	44,450	130,484

Increase (decrease) in cash and cash equivalents	(7,449)	(6,280)	6,957
Cash and cash equivalents at beginning of year	18,715	24,995	18,038

Cash and cash equivalents at end of year	$11,266	$18,715	$24,995

Supplemental disclosure of cash flows information:
Cash paid during year for:

Interest	$38,326	$32,464	$21,693

Income taxes	$9,065	$11,323	$9,624

Transfer of loans to foreclosed real estate	$3,342	$970	$-

The accompanying notes to consolidated financial statements are an integral part of these statements.

SEVERN BANCORP, INC. AND SUBSIDIARIES
Annapolis, Maryland
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 - Summary of Significant Accounting Policies

A.
Principles of Consolidation - The consolidated financial statements include the accounts of Severn Bancorp, Inc. ("Bancorp"), and its wholly-owned subsidiaries, Louis Hyatt, Inc., SBI Mortgage Company and SBI Mortgage Company's subsidiary, Crownsville Development Corporation, and its subsidiary, Crownsville Holdings I, LLC, and Severn Savings Bank, FSB ("the Bank"), and the Bank's subsidiaries, Homeowners Title and Escrow Corporation, Severn Financial Services Corporation, SSB Realty Holdings, LLC, SSB Realty Holdings II, LLC, HS West, LLC and Severn Preferred Capital Corporation. All intercompany accounts and transactions have been eliminated in the accompanying financial statements.

Severn Preferred Capital Corporation, which qualified as a real estate investment trust ("REIT") under the Internal Revenue Code of 1986, as amended, liquidated effective January 31, 2005.

B.
Business - The Bank's primary business activity is the acceptance of deposits from the general public and the use of the proceeds for investments and loan originations. The Bank is subject to competition from other financial institutions.  In addition, the Bank is subject to the regulations of certain federal agencies and undergoes periodic examinations by those regulatory authorities.

Bancorp has no reportable segments. Management does not separately allocate expenses, including the cost of funding loan demand, between the retail and real estate operations of Bancorp.

C.
Estimates - The consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America. In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the statement of financial condition and revenues and expenses for the period.  Actual results could differ significantly from those estimates. Material estimates that are particularly susceptible to significant change in the near-term relate to the determination of the allowance for loan losses and the fair value of foreclosed real estate.

D.
Investment Securities Held to Maturity – Investment securities for which the Bank has the positive intent and ability to hold to maturity are reported at cost, adjusted for premiums and discounts that are recognized in interest income using the interest method over the period to maturity.  Declines in the fair value of held to maturity securities below their cost that are deemed to be other than temporary are reflected in earnings as realized losses.  In estimating other than temporary impairment losses, management considers (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near term prospects of the issuer, and (3) the intent and ability of the Bank to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value.

SEVERN BANCORP, INC. AND SUBSIDIARIES
Annapolis, Maryland
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 - Summary of Significant Accounting Policies - Continued

E.
Loans Held for Sale - Loans held for sale are carried at lower of cost or market value in the aggregate.  Net unrealized losses are recognized through a valuation allowance by charges to income.  Mortgage loans held for sale are generally sold with the mortgage servicing rights released by the Bank.  Gains and losses on sales of mortgage loans are recognized based on the difference between the selling price and the carrying value of the related mortgage loans sold.

F.
Loans - Loans that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off generally are reported at their outstanding unpaid principal balances adjusted for charge-offs, the allowance for loan losses, and any deferred fees or costs on originated loans.  Interest income is accrued on the unpaid principal balance.  Loan origination fees, net of certain direct origination costs, are deferred and recognized as an adjustment of the related loan yield using the interest method.

The accrual of interest on loans is discontinued at the time the loan is 90 days past due unless the credit is well secured and in process of collection.  Past due status is based on contractual terms of the loan.  In all cases, loans are placed on non-accrual or charged-off at an earlier date if collection of principal or interest is considered doubtful.

All interest accrued but not collected for loans that are placed on non-accrual or charged-off is reversed against interest income.  The interest on these loans is accounted for on the cash-basis or cost-recovery method, until qualifying for return to accrual.  Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

G.
Allowance for Loan Losses - An allowance for loan losses is provided through charges to income in an amount that management believes will be adequate to absorb losses on existing loans that may become uncollectible, based on evaluations of the collectability of loans and prior loan loss experience.  The evaluations take into consideration such factors as changes in the nature and volume of the loan portfolio, overall portfolio quality, review of specific problem loans, and current economic conditions that may affect the borrowers' ability to pay.  Determining the amount of the allowance for loan losses requires the use of estimates and assumptions, which is permitted under generally accepted accounting principles. Actual results could differ significantly from those estimates.  Management believes the allowance for losses on loans is adequate. While management uses available information to estimate losses on loans, future additions to the allowances may be necessary based on changes in economic conditions, particularly in the State of Maryland.  In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowance for losses on loans.  Such agencies may require the Bank to recognize additions to the allowance based on their judgments about information available to them at the time of their examination.

SEVERN BANCORP, INC. AND SUBSIDIARIES
Annapolis, Maryland
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 - Summary of Significant Accounting Policies - Continued

The allowance consists of specific, general and unallocated components.  The specific component relates to loans that are classified as impaired.  For such loans that are classified as impaired, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan.  The general component relates to loans that are classified as either doubtful, substandard or special mention, as well as non-classified loans.  The general reserve is based on historical loss experience adjusted for qualitative factors.  An unallocated component is maintained to cover uncertainties that could affect management’s estimate of probable losses.  The unallocated component of the allowance reflects the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating specific and general losses in the portfolio.

A loan is considered impaired when, based on current information and events, it is probable that the Bank will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement.  Factors considered by management in determining impairment, include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due.  Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired.  Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed.  Impairment is measured on a loan-by-loan basis for commercial and construction loans by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price, or the fair value of the collateral if the loan is collateral dependent.

H.
Foreclosed Real Estate - Real estate acquired through or in the process of foreclosure is recorded at fair value.  Management periodically evaluates the recoverability of the carrying value of the real estate acquired through foreclosure using estimates as described under the caption "Allowance for Loan Losses". In the event of a subsequent decline, management provides an additional allowance, to reduce real estate acquired through foreclosure to fair value less estimated disposal cost. Expenses incurred on foreclosed real estate prior to disposition are charged to expense. Gains or losses on the sale of foreclosed real estate are recognized upon disposition of the property.  Foreclosed real estate totaled $2,993,000 and $970,000 as of December 31, 2007 and 2006, respectively and is included in other assets.

SEVERN BANCORP, INC. AND SUBSIDIARIES
Annapolis, Maryland
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 - Summary of Significant Accounting Policies - Continued

I.
Transfers of Financial Assets – Transfers of financial assets, including loan and loan participation sales, are accounted for as sales when control over the assets has been surrendered.  Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from Bancorp, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets and (3) Bancorp does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

J.
Premises and Equipment - Premises and equipment are carried at cost less accumulated depreciation. Depreciation and amortization of premises and equipment is accumulated by the use of the straight-line method over the estimated useful lives of the assets. Additions and improvements are capitalized, and charges for repairs and maintenance are expensed when incurred. The related cost and accumulated depreciation are eliminated from the accounts when an asset is sold or retired and the resultant gain or loss is credited or charged to income.

K.
Income Taxes - Deferred income taxes are recognized for temporary differences between the financial reporting basis and income tax basis of assets and liabilities based on enacted tax rates expected to be in effect when such amounts are realized or settled. Deferred tax assets are recognized only to the extent that it is more likely than not that such amounts will be realized based on consideration of available evidence. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

L.
Statement of Cash Flows - In the statement of cash flows, cash and cash equivalents include cash on hand, amounts due from banks, Federal Home Loan Bank of Atlanta overnight deposits, and federal funds sold.  Generally, federal funds are sold for one day periods.

M.
Earnings Per Share - Basic earnings per share of common stock for the years ended December 31, 2007, 2006 and 2005 is computed by dividing net income by 10,066,283, 10,065,289 and 10,065,002, respectively, the weighted average number of shares of common stock outstanding for each year. Diluted earnings per share reflect additional common shares that would have been outstanding if dilutive potential common shares had been issued.  Potential common shares that may be issued by Bancorp relate solely to outstanding stock options, and are determined using the treasury stock method.  Diluted earnings per share of common stock for the years ended December 31, 2007, 2006 and 2005, is computed by dividing net income for each year by 10,066,283, 10,069,056 and 10,065,002, respectively, the weighted average number of diluted shares of common stock. The above amounts have been retroactively adjusted to give effect to two 10% stock dividends effective March 2007 and 2006.

SEVERN BANCORP, INC. AND SUBSIDIARIES
Annapolis, Maryland
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 - Summary of Significant Accounting Policies - Continued

N.
Employee Stock Ownership Plan - Bancorp accounts for its Employee Stock Ownership Plan ("ESOP") in accordance with Statement of Position 93-6 of the Accounting Standards Division of the American Institute of Certified Public Accountants. Bancorp records compensation expense equal to the cash contribution called for under the Plan. All ESOP shares are included in the weighted average shares outstanding for earnings per share computations. All dividends paid on ESOP shares are charged to retained earnings.

O.	Advertising Cost - Advertising cost is expensed as incurred and totaled $460,000, $287,000 and $190,000 for the years ended December 31, 2007, 2006, and 2005, respectively.

P.
Recent Accounting Pronouncements - In September 2006, the FASB issued FASB Statement No. 157, Fair Value Measurements, which defines fair value, establishes a framework for measuring fair value under GAAP, and expands disclosures about fair value measurements. FASB Statement No. 157 applies to other accounting pronouncements that require or permit fair value measurements. The new guidance is effective for financial statements issued for fiscal years beginning after November 15, 2007, and for interim periods within those fiscal years. The Company does not expect that FASB Statement No. 157 will have a material impact on its financial statements.

In December 2007, the FASB proposed FASB Staff Position (FSP) 157-b, “Effective Date of FASB Statement No. 157,” that would permit a one year deferral in applying the measurement provisions of Statement No. 157 to non-financial assets and non-financial liabilities (non-financial items) that are not recognized or disclosed at fair value in an entity’s financial statements on a recurring basis (at least annually).  Therefore, if the change in the fair value of a non-financial item is not required to be recognized or disclosed in the financial statements on an annual basis or more frequently, the effective date of application of Statement 157 to that item is deferred until fiscal years beginning after November 15, 2008 and interim periods within those fiscal years.  This deferral does not apply, however, to an entity that applies Statement 157 in interim or annual financial statements before proposed FSP 157-b is finalized.  The Company does not expect that FSP 157-b will have a material impact on its financial statements.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities-Including an amendment of FASB Statement No. 115”.  SFAS No. 159 permits entities to choose to measure many financial instruments and certain other items at fair value.  Unrealized gains and losses on items for which the fair value option has been elected will be recognized in earnings at each subsequent reporting date.  SFAS No. 159 is effective for the Company January 1, 2008.  The Company does not expect that SFAS No. 159 will have a material impact on its financial statements.

SEVERN BANCORP, INC. AND SUBSIDIARIES
Annapolis, Maryland
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 - Summary of Significant Accounting Policies – Continued

In June 2007, the Emerging Issues Task Force (EITF) reached a consensus on Issue No. 06-11, “Accounting for Income Tax Benefits of Dividends on Share-Based Payment Awards” (“EITF 06-11”).  EITF 06-11 states that an entity should recognize a realized tax benefit associated with dividends on nonvested equity shares, nonvested equity share units and outstanding equity share options charged to retained earnings as an increase in additional paid in capital.  The amount recognized in additional paid in capital should be included in the pool of excess tax benefits available to absorb potential future tax deficiencies on share-based payment awards.  EITF 06-11 should be applied prospectively to income tax benefits of dividends on equity-classified share-based payment awards that are declared in fiscal years beginning after December 15, 2007.  The Company does not expect that EITF 06-11 will have a material impact on its financial statements.

FASB Statement No. 141 (R) “Business Combinations” was issued in December of 2007.  This Statement establishes principles and requirements for how the acquirer of a business recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree.  The Statement also provides guidance for recognizing and measuring the goodwill acquired in the business combination and determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination.  The guidance will become effective as of the beginning of a company’s fiscal year beginning after December 15, 2008.  This new pronouncement will impact the Company’s accounting for any business combinations beginning January 1, 2009.

FASB Statement No. 160 “Noncontrolling Interest in Consolidated Financial Statements – an amendment of ARB No. 51” was issued in December of 2007.  This Statement establishes accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary.  The guidance will become effective as of the beginning of a company’s fiscal year beginning after December 15, 2008.  The Company does not expect that FASB No. 160 will have a material impact on its financial statements.

Staff Accounting Bulletin No. 110 (SAB 110) amends and replaces Question 6 of Section D.2 of Topic 14, “Share-Based Payment” of the Staff Accounting Bulletin series.  Question 6 of Section D.2 of Topic 14 expresses the views of the staff regarding the use of the “simplified” method in developing an estimate of expected terms of “plain vanilla” share options and allows usage of the “simplified” method for share option grants prior to December 31, 2007.  SAB 110 allows public companies which do not have historically sufficient experience to provide a reasonable estimate to continue use of the “simplified” method for estimating the expected term of “plain vanilla” share option grants after December 31, 2007.  SAB 110 is effective January 1, 2008.

SEVERN BANCORP, INC. AND SUBSIDIARIES
Annapolis, Maryland
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2 - Investment Securities

The amortized cost and fair value of investment securities held to maturity are as follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(dollars in thousands)
December 31, 2007:

Federal Home Loan Bank
(“FHLB”) Notes	$1,000	$-	$-	$1,000
Mortgage backed securities	1,383	3	56	1,330
	$2,383	$3	$56	$2,330
December 31, 2006:

Federal Home Loan Bank
(“FHLB”) Notes	$5,000	$-	$75	$4,925
Mortgage backed securities	2,271	3	82	2,192
	$7,271	$3	$157	$7,117

In 2007, there were no notes or mortgage-backed securities pledged as collateral. In 2006, FHLB Notes in the amount of $2,000,000 and mortgage-backed securities in the amount of $795,000 were pledged as collateral for the Bank’s standby letters of credit issued on behalf of various borrowers and developers in favor of Anne Arundel County.

The scheduled maturities of investment securities held to maturity are as follows at December 31, 2007:

	Amortized Cost	Fair Value
	(dollars in thousands)

Due less than one year	$-	$-
More than five to ten years	1,000	1,000
Greater than ten years	1,383	1,330
	$2,383	$2,330

SEVERN BANCORP, INC.  AND SUBSIDIARIES
Annapolis, Maryland
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2 - Investment Securities – Continued

The following tables show fair value and unrealized losses, aggregated by investment category and length of time that the individual securities have been in a continuous unrealized loss position as of December 31, 2007 and 2006. Included in the table for 2007 are four mortgage backed securities. Management believes that the unrealized losses are the result of interest rate levels differing from those existing at the time of purchase of the securities and actual and estimated prepayment speeds.  These unrealized losses are considered temporary as they reflect fair values on December 31, 2007 and 2006 and are subject to change daily as interest rates fluctuate.

2007	Less than 12 months		12 Months or More		Total
		Unrealized		Unrealized		Unrealized
	Fair Value	Losses	Fair Value	Losses	Fair Value	Losses
(dollars in thousands)

Mortgage Backed Securities	$-	$-	$1,150	$56	$1,150	$56

2006	Less than 12 months		12 Months or More		Total
		Unrealized		Unrealized		Unrealized
	Fair Value	Losses	Fair Value	Losses	Fair Value	Losses
	(dollars in thousands)

Federal Home Loan Bank Notes	$-	$-	$4,925	$75	$4,925	$75
Mortgage Backed Securities	-	-	2,181	82	2,181	82

Total temporarily impaired securities	$-	$-	$7,106	$157	$7,106	$157

SEVERN BANCORP, INC. AND SUBSIDIARIES
Annapolis, Maryland
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 3 - Loans Receivable

Loans receivable consist of the following:

	December 31,
	2007	2006
	(dollars in thousands)

Residential mortgage	$320,303	$249,448
Construction, land acquisition and
development	297,823	339,122
Land	93,717	90,747
Lines of credit	29,713	40,733
Commercial real estate	205,755	193,299
Commercial non-real estate	3,416	3,348
Home equity	32,748	32,758
Consumer	2,355	1,537
	985,830	950,992
Less
Loans in process	(78,238)	(104,747)
Allowance for loan losses	(10,781)	(9,026)
Deferred loan origination fees and costs, net	(4,898)	(4,712)

	$891,913	$832,507

Residential lending is generally considered to involve less risk than other forms of lending, although payment experience on these loans is dependent to some extent on economic and market conditions in the Bank's lending area. Multifamily residential, commercial, construction and other loan repayments are generally dependent on the operations of the related properties or the financial condition of its borrower or guarantor.  Accordingly, repayment of such loans can be more susceptible to adverse conditions in the real estate market and the regional economy.

A substantial portion of the Bank's loans receivable is mortgage loans secured by residential and commercial real estate properties located in the State of Maryland.  Loans are extended only after evaluation by management of customers' creditworthiness and other relevant factors on a case-by-case basis. The Bank generally does not lend more than 90% of the appraised value of a property and requires private mortgage insurance on residential mortgages with loan-to-value ratios in excess of 80%.

In addition, the Bank generally obtains personal guarantees of repayment from borrowers and/or others for construction, commercial and multifamily residential loans and disburses the proceeds of construction and similar loans only as work progresses on the related projects.

SEVERN BANCORP, INC. AND SUBSIDIARIES
Annapolis, Maryland
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 3 - Loans Receivable - Continued

The following is a summary of the allowance for loan losses for the years ended December 31:

	2007	2006	2005
	(dollars in thousands)

Balance at beginning of year	$9,026	$7,505	$5,935
Provision for loan losses	2,462	1,561	1,570
Charge-offs	(707)	(40)	-
Balance at end of year	$10,781	$9,026	$7,505

At December 31, 2007 and 2006, the recorded investment in loans considered to be impaired under FASB Statement No.114 “Accounting by Creditors for Impairment of a Loan” totaled $17,960,000 and $6,612,000, respectively.  Of the impaired loans, $8,256,000 and $0 had a specific valuation allowance of $1,228,000 and $0 at December 31, 2007 and 2006, respectively.  Impaired loans averaged $18,125,000 during 2007, $6,614,000 during 2006 and $2,589,000 during 2005.  Interest income recognized on these loans totaled $925,000 during 2007, $471,000 during 2006 and $167,000 during 2005.

Non-accrual loans amounted to approximately $7,700,000 and $5,927,000 at December 31, 2007 and 2006, respectively.  The Bank had no loans greater than ninety days past due and still accruing interest at December 31, 2007 and 2006.

Interest income that would have been recorded under the original terms of non-accrual loans and the interest income actually recognized for the years ended December 31, are summarized below:

	2007	2006	2005
	(dollars in thousands)

Interest income that would have
been recorded	$649	$416	$147
Interest income recognized	406	188	64
Interest income not recognized	$243	$228	$83

Mortgage loans serviced for others not included in the accompanying consolidated statements of financial condition totaled $62,825,000 and $59,792,000 at December 31, 2007 and 2006, respectively.

SEVERN BANCORP, INC. AND SUBSIDIARIES
Annapolis, Maryland
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 3 - Loans Receivable - Continued

The Bank is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financial needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit, which involve, to varying degrees, elements of credit risk in excess of the amount recognized in the statement of financial condition. The contract amounts of these instruments express the extent of involvement the Bank has in each class of financial instruments.

The Bank's exposure to credit loss from non-performance by the other party to the above mentioned financial instruments is represented by the contractual amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

Unless otherwise noted, the Bank requires collateral or other security to support financial instruments with off-balance-sheet credit risk.

Financial Instruments Whose Contract Amounts Represent Credit Risk	Contract Amount At December 31,
	2007	2006
	(dollars in thousands)
Standby letters of credit	$9,530	$6,032
Home equity lines of credit	22,895	25,084
Unadvanced construction commitments	78,238	104,747
Loan commitments	1,784	14,815
Lines of credit	35,840	33,495
Loans sold with limited
repurchase provisions	$4,054	$6,089

Standby letters of credit are conditional commitments issued by the Bank guaranteeing performance by a customer to various municipalities. These guarantees are issued primarily to support performance arrangements, limited to real estate transactions.  The majority of these standby letters of credit expire within the next twelve months.  The credit risk involved in issuing letters of credit is essentially the same as that involved in extending other loan commitments.  The Bank requires collateral supporting these letters of credit as deemed necessary.  Management believes that the proceeds obtained through a liquidation of such collateral would be sufficient to cover the maximum potential amount of future payments required under the corresponding guarantees.  The current amount of the liability as of December 31, 2007 and 2006 for guarantees under standby letters of credit issued is not material.

SEVERN BANCORP, INC. AND SUBSIDIARIES
Annapolis, Maryland
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 3 - Loans Receivable - Continued

Home equity lines of credit are loan commitments to individuals as long as there is no violation of any condition established in the contract. Commitments under home equity lines expire ten years after the date the loan closes and are secured by real estate. The Bank evaluates each customer's credit worthiness on a case-by-case basis.

Mortgage loan commitments not reflected in the accompanying statements at December 31, 2007 include $1,784,000 at fixed rates ranging from 5.75% to 8.5% and $0 at floating rates.

Lines of credit are loan commitments to individuals and companies as long as there is no violation of any condition established in the contract. Lines of credit have a fixed expiration date. The Bank evaluates each customer's credit worthiness on a case-by-case basis.

The Bank has entered into several agreements to sell mortgage loans to third parties. These agreements contain limited provisions that require the Bank to repurchase a loan if the loan becomes delinquent within the terms specified by the agreement. The credit risk involved in these financial instruments is essentially the same as that involved in extending loan facilities to customers. No amount has been recognized in the statement of financial condition at December 31, 2007 and 2006 as a liability for credit loss related to these loans.  The Bank has never had to repurchase a loan under these agreements.

SEVERN BANCORP, INC. AND SUBSIDIARIES
Annapolis, Maryland
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 4 - Premises and Equipment

Premises and equipment are summarized by major classification as follows:

	December 31,		Estimated
	2007	2006	Useful Lives
	(dollars in thousands)
Land	$1,566	$1,924	-
Building	28,896	2,290	39 Years
Leasehold improvements	1,068	600	15-27.5 Years
Furniture, fixtures and equipment	2,510	2,325	3-10 Years
Construction in progress	-	25,787	-
Total at cost	34,040	32,926
Accumulated depreciation	(2,751)	(2,515)
	$31,289	$30,411

Depreciation expense was $1,333,000, $362,000, and $377,000 for the years ended December 31, 2007, 2006 and 2005, respectively.

HS West, LLC constructed a building in Annapolis, Maryland that effective January 2007  serves as Bancorp’s and the Bank’s administrative headquarters. A branch office of the Bank is included.  Interest capitalized during the years ended December 31, 2007, 2006 and 2005 was $319,000, $1,015,000 and $179,000, respectively.

The Bank leases a branch and an office under two long-term leases, which both expire in 2010. The minimum annual rental payments are as follows:

Years Ended December 31, (in thousands)
2008	$94
2009	94
2010	37

Total rent expense was $89,000, $147,000, and $141,000 for the years ended December 31, 2007, 2006 and 2005, respectively.

SEVERN BANCORP, INC. AND SUBSIDIARIES
Annapolis, Maryland
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 5 - Investment in Federal Home Loan Bank of Atlanta Stock

The Bank is required to maintain an investment in the stock of the Federal Home Loan Bank of Atlanta ("FHLB") in an amount equal to at least 1% of the unpaid principal balances of the Bank's residential mortgage loans or 1/20 of its outstanding advances from the FHLB, whichever is greater. Purchases and sales of stock are made directly with the FHLB at par value.

Note 6 - Deposits

Deposits in the Bank as of December 31, 2007 and 2006 consisted of the following:

	2007		2006
Category	Amount	Percent	Amount	Percent
	(dollars in thousands)

NOW accounts	$11,152	1.71%	$9,314	1.49%
Money market accounts	87,688	13.43%	89,120	14.22%
Passbooks	14,891	2.28%	18,526	2.96%
Certificates of deposit	523,698	80.23%	490,865	78.35%
Non-interest bearing accounts	15,344	2.35%	18,699	2.98%

Total deposits	$652,773	100.00%	$626,524	100.00%

SEVERN BANCORP, INC. AND SUBSIDIARIES
Annapolis, Maryland
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 6 - Deposits - Continued

At December 31, 2007 scheduled maturities of certificates of deposit are as follows:

Amount
(dollars in thousands)
One year or less	$442,996
More than 1 year to 2 years	30,988
More than 2 years to 3 years	15,341
More than 3 years to 4 years	16,362
More than 4 years to 5 years	17,898
More than 5 years	113
$523,698

The aggregate amount of jumbo certificates of deposit with a minimum denomination of $100,000 was $235,729,000 and $200,595,000 at December 31, 2007 and 2006, respectively.

Interest expense on deposits is summarized as follows:

	For Years Ended December 31,
	2007	2006	2005
	(dollars in thousands)

NOW accounts	$115	$57	$55
Money market accounts	3,068	3,076	2,250
Passbooks	436	573	289
Certificates of deposit	25,728	20,000	13,680
	$29,347	$23,706	$16,274

SEVERN BANCORP, INC. AND SUBSIDIARIES
Annapolis, Maryland
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 7 - Federal Home Loan Bank Advances

The Bank's credit availability under the FHLB of Atlanta’s credit availability program was $288,670,000 and $273,575,000 at December 31, 2007 and 2006, respectively.  Short-term borrowings with the FHLB were $15,000,000 and $18,000,000 at December 31, 2007 and 2006, respectively with interest at 4.40% and 5.41% on these dates.    Long-term advances outstanding were $175,000,000 and $155,000,000 at December 31, 2007 and 2006, respectively.  The maturities of these long-term advances at December 31, 2007 are as follows (dollars in thousands):

Description	Rate	Amount	Maturity
FHLB advances	3.33% to 5.012%	37,000	2008
FHLB advances	4.995% to 4.996%	13,000	2009
FHLB advances	5.00%	10,000	2010
FHLB advances	-%	-	2011
FHLB advances	-%	-	2012
FHLB advances	2.64% to 4.430%	115,000	Thereafter
		$175,000

The Bank's stock in the Federal Home Loan Bank of Atlanta is pledged as security for the advances and under a blanket floating lien security agreement with the Federal Home Loan Bank of Atlanta. The Bank is required to maintain as collateral for its advances, qualified  loans in varying amounts depending on the loan type.

Note 8 - Subordinated Debentures

Bancorp has a non-consolidated subsidiary trust, Severn Capital Trust I, of which 100% of the common equity is owned by Bancorp. The trust was formed for the purpose of issuing corporation-obligated mandatorily redeemable capital securities (the capital securities) to third-party investors and investing the proceeds from the sale of such capital securities solely in subordinated debt securities of Bancorp (the debentures).  The debentures held by the trust are the sole assets of the trust.  Distributions on the capital securities issued by the trust are payable quarterly at a rate per annum equal to the interest rate being earned by the trust on the debentures held by the trust.  The capital securities are subject to mandatory redemption, in whole or in part, upon repayment of the debentures.  Bancorp has entered into an agreement which, taken collectively, fully and unconditionally guarantees the capital securities subject to the terms of the guarantee.  The debentures held by Severn Capital Trust I are first redeemable, in whole or in part, by Bancorp on January 7, 2010.

The subordinated debentures from Bancorp to the trust consist of a $20,619,000 note that matures in 2035 and has a floating rate of interest of LIBOR plus 200 basis points, which was 7.24% and 7.37% at December 31, 2007 and 2006, respectively.  $17,000,000 of the proceeds from Bancorp’s issuance of the debentures was contributed to the Bank, and qualifies as Tier 1 capital for the Bank under Federal Reserve Board guidelines.

SEVERN BANCORP, INC. AND SUBSIDIARIES
Annapolis, Maryland
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 9 – Employee Benefit Plans

The Bank has a 401(k) Retirement Savings Plan.  Employees may contribute a percentage of their salary up to the maximum amount allowed by law. The Bank is obligated to contribute 50% of the employee's contribution, not to exceed 6% of the employee's annual salary. All employees who have completed one year of service with the Bank are eligible to participate. The Bank's contribution to this plan was $149,000, $128,000 and $114,000 for the years ended December 31, 2007, 2006 and 2005, respectively.

The Bank has an Employee Stock Ownership Plan ("ESOP") for the exclusive benefit of participating employees. The Bank recognized ESOP expense of $140,000 for each of the years ended December 31, 2007, 2006 and 2005.

Note 10- Stockholders’ Equity

In February 2007, Bancorp’s Board of Directors declared a 10% stock dividend effective for shares outstanding on March 15, 2007.  In addition, in February, 2006, the Board of Directors declared a 10% stock dividend, effective for shares outstanding as of March 28, 2006. All per share data in the accompanying financial statements and all share and per share data in the footnotes have been adjusted to give retroactive effect to these transactions.

Note 11- Stock-Based Compensation

The Company had a stock-based compensation plan that expired in December 2007, and has adopted a new plan, subject to shareholder approval at the Company’s 2008 annual meeting on April 30, 2008, for directors, officers, and other key employees of the Company.  Under the terms of the new plan, the Company has the ability to grant various stock compensation incentives, including stock options, stock appreciation rights, and restricted stock.  The stock-based compensation is granted under terms and conditions determined by the Compensation Committee of the Board of Directors.  Under both the old stock based compensation plan and the new adopted plan, stock options generally have a maximum term of ten years, and are granted with an exercise price at least equal to the fair market value of the common stock on the date the options are granted.  Generally, options granted to directors of the Company vest immediately, and options granted to officers and employees vest over a five-year period, although the Compensation Committee has the authority to provide for different vesting schedules.

SEVERN BANCORP, INC. AND SUBSIDIARIES
Annapolis, Maryland
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 11- Stock-Based Compensation - Continued

Effective January 1, 2006, the Company adopted SFAS 123R using the modified-prospective transition method.  SFAS 123R requires all share-based payments to employees, including grants of employee stock options, to be recognized as compensation expense in the statement of income at fair value.  Under the modified-prospective transition method, the Company would recognize an expense over the remaining required service period for any stock options granted prior to January 1, 2006 for the portion of those grants for which the requisite service has not yet been rendered of which there were none.  Accordingly, no adjustment was made to prior period amounts nor was any expense recorded for options granted prior to January 1, 2006 for which their requisite service period has been rendered by that date.  SFAS 123R requires an entity to recognize the expense of employee services received in share-based payment transactions and measure the expense based on the grant date fair value of the award.  The expense is recognized over the period during which an employee is required to provide service in exchange for the award. Stock-based compensation expense included in the consolidated statements of income for the years ended December 31, 2007, 2006 and 2005 totaled $128,000, $163,000 and $0, respectively.  The total income tax benefit recognized in the consolidated statements of income for stock-based compensation for the years ended December 31, 2007 and 2006 was $0 and $21,000, respectively.

The weighted average grant-date fair value of options granted in 2006 was $6.73.  The fair value of the options awarded under the option plan is estimated on the date of grant using the Black-Scholes valuation model, which is dependent upon certain assumptions as presented below:

                                                                                                                                                              2006
Expected life (in years)	4.83
Risk-free interest rate	4.59%
Expected volatility	53.66%
Expected dividend yield	4.54%

The expected life of the options was estimated using the average vesting period of the options granted and represents the period of time that options granted are expected to be outstanding. The risk-free interest rate is the U.S. Treasury rate commensurate with the expected life of the options on the grant date.  Volatility of the Company’s stock price was based on historical volatility.  Dividend yield was based on historical dividends divided by the average market price for that period.

SEVERN BANCORP, INC. AND SUBSIDIARIES
Annapolis, Maryland
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Information regarding the Company’s stock option plan as of and for the years ended December 31, 2007 and 2006 is as follows:

			Weighted
		Weighted	Average	Aggregate
		Average	Remaining	Intrinsic
	Shares	Price	Life	Value
Options outstanding, December 31, 2005	-	$-
Options granted	124,630	15.85
Options exercised	(990)	15.62
Options outstanding, December 31, 2006	123,640	$15.85
Options granted	-	-
Options exercised	(825)	15.62
Options outstanding, December 31, 2007	122,815	$15.85	2.97	$-
Options exercisable, December 31, 2007	31,823	$15.80	1.14	$-
Option price range at December 31, 2007	$15.62 to $17.18

The total intrinsic value of options exercised during the years ended December 31, 2007 and 2006 was $- and $1,836, respectively.  As of December 31, 2007, there was $403,000 of total unrecognized stock-based compensation cost related to non-vested stock options, which is expected to be recognized over a period of thirty eight months.

Note 12- Regulatory Matters

The Bank is required to maintain an average daily balance with the Federal Reserve Bank in a non-interest bearing account. The amount in such account at December 31, 2007 was $300,000.

The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possible additional discretionary, actions by the regulators that, if undertaken, could have a direct material effect on the Bank’s financial statements.  Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank’s assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Bank’s capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) and risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined).  Management believes, as of December 31, 2007, that the Bank meets all capital adequacy requirements to which it is subject.

As of December 31, 2007, the most recent notification from the regulators categorized the Bank as well capitalized under the regulatory framework for prompt corrective action.  To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Bank’s category. The Bank’s actual capital amounts and ratios are also presented in the table.

SEVERN BANCORP, INC. AND SUBSIDIARIES
Annapolis, Maryland
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 12- Regulatory Matters - Continued

The following table presents the Bank's actual capital amounts and ratios at December 31, 2007 and 2006:

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	%	Amount	%	Amount	%
	(dollars in thousands)
December 31, 2007
Tangible (1)	$107,734	11.3%	$14,321	1.50%	N/A	N/A
Tier I capital (2)	107,734	13.7%	N/A	N/A	$47,144	6.00%
Core (1)	107,734	11.3%	38,190	4.00%	47,737	5.00%
Total (2)	117,205	14.9%	62,859	8.00%	78,573	10.00%

December 31, 2006
Tangible (1)	$99,445	11.0%	$13,513	1.50%	N/A	N/A
Tier I capital (2)	99,445	13.1%	N/A	N/A	$45,582	6.00%
Core (1)	99,445	11.0%	36,034	4.00%	45,043	5.00%
Total (2)	108,452	14.3%	60,776	8.00%	75,971	10.00%

(1) To adjusted total assets.
(2) To risk-weighted assets.

Bancorp’s main source of income is dividends from the Bank.  As a result, Bancorp's dividends to its shareholders will depend primarily upon receipt of dividends from the Bank.

OTS regulations limit the payment of dividends and other capital distributions by the Bank. The Bank is able to pay dividends during a calendar year without regulatory approval to the extent of the greater of (i) an amount which will reduce by one-half its surplus capital ratio at the beginning of the year plus all its net income determined on the basis of generally accepted accounting principles for that calendar year or (ii) 75% of net income for the last four calendar quarters.

The Bank is restricted in paying dividends on its stock to the greater of the restrictions described in the preceding paragraph, or an amount that would reduce its stockholders’ equity below its regulatory capital requirement, or the accumulated bad debt deduction.

The Bank was allowed a special bad debt deduction at various percentages of otherwise taxable income for various years effectively through December 31, 1987. If the amounts which qualified as deductions for federal income tax purposes prior to December 31, 1987 are later used for purposes other than to absorb loan losses, including distributions in liquidations, they will be subject to federal income tax at the then current corporate rate. Retained earnings at December 31, 2007 include $482,000, for which no provision for federal income tax has been provided.

SEVERN BANCORP, INC. AND SUBSIDIARIES
Annapolis, Maryland
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 13- Income Taxes

The income tax provision consists of the following for the years ended December 31:

	2007	2006	2005
	(dollars in thousands)

Current
Federal	$7,471	$9,186	$7,241
State	1,595	2,043	1,472
	9,066	11,229	8,713
Deferred
Federal	(863)	(511)	176
State	(294)	(110)	37
	(1,157)	(621)	213

Total income tax provision	$7,909	$10,608	$8,926

The amount computed by applying the statutory federal income tax rate to income before federal taxes is greater than the taxes provided for the following reasons for the years ended December 31,:

	2007		2006		2005
	Amount	Percent of Pretax Income	Amount	Percent of Pretax Income	Amount	Percent of Pretax Income
	(dollars in thousands)
Statutory Federal
income tax rate	$6,657	35.0%	$9,225	35.0%	$8,218	35.0%
State tax net of
Federal income
tax benefit	846	4.5%	1,256	4.8%	981	4.2%
Other adjustments	406	2.1%	127	0.4%	(273)	(1.2%)
	$7,909	41.6%	$10,608	40.2%	$8,926	38.0%

In July 2006, the Financial Accounting Standards Board (“FASB”) issued FASB Interpretation (“FIN”) No. 48, Accounting for Uncertainty in Income Taxes.  This Interpretation requires an entity to analyze each tax position taken in its tax returns and determine the likelihood that that position will be realized.  Only tax positions that are “more-likely-than-not” to be realized can be recognized in an entity’s financial statements.  For tax positions that do not meet this recognition threshold, an entity will record an unrecognized tax benefit for the difference between the position taken on the tax return and the amount recognized on the financial statements.  The Company adopted this Interpretation on January 1, 2007.  The Company does not have any unrecognized tax benefits at December 31, 2007 or during the year ended December 31, 2007. No recognized tax benefits are expected to arise within the next twelve months.

SEVERN BANCORP, INC. AND SUBSIDIARIES
Annapolis, Maryland
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 13- Income Taxes - Continued

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 2007 and 2006 are presented below:

	2007	2006
	(dollars in thousands)

Deferred Tax Assets:
Allowances for loan losses	$4,352	$3,570
Reserve for uncollected interest	261	90
Other	58	19
Total deferred tax assets	4,671	3,679

Deferred Tax Liabilities:
Federal Home Loan Bank stock dividends	(84)	(82)
Loan origination costs	(874)	(892)
Accelerated depreciation	(342)	(532)
Other	(121)	(80)
Total deferred tax liabilities	(1,421)	(1,586)

Net deferred tax assets	$3,250	$2,093

Note 14- Related Party Transactions

During the years ended December 31, 2007, 2006 and 2005, the Bank engaged in the transactions described below with parties that may be deemed affiliated.

Prior to 2007, two subsidiaries rented property from a director of the Bank.  Rent paid on these properties was $56,000 for each of the years ended December 31, 2006 and 2005.

During January, 2007, a law firm, in which the President of the Company and Bank is a partner, entered into a five year lease agreement with a subsidiary of the Company.  The term of the lease is five years with the option to renew the lease for three additional five year terms.  The total lease payments received by the subsidiary was $231,000 for the year ended December 31, 2007.  In addition, the law firm represents the Company and the Bank in certain legal matters. The fees for services rendered by that firm were $315,000, $325,000 and $191,000 for the years ended December 31, 2007, 2006 and 2005, respectively.

Management believes that the terms in the above mentioned transactions were no less favorable to the Company than the terms that would have been obtained in transactions with non-affiliated persons or entities.

SEVERN BANCORP, INC. AND SUBSIDIARIES
Annapolis, Maryland
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 15- Disclosure About Fair Value of Financial Instruments

The estimated fair values of the Bank's financial instruments are summarized below. The fair values of a significant portion of these financial instruments are estimates derived using present value techniques prescribed by the FASB and may not be indicative of the net realizable or liquidation values. Also, the calculation of estimated fair values is based on market conditions at a specific point in time and may not reflect current or future fair values.

The carrying amount is a reasonable estimate of fair value for cash, federal funds, interest-bearing deposits in other banks, accrued interest receivable, and accrued interest payable due to the short-term nature of these instruments.  Fair value is based upon market prices quoted by dealers for investment securities and estimates using bid prices published in financial newspapers for investment securities. The carrying amount of Federal Home Loan Bank of Atlanta stock is a reasonable estimate of fair value. The fair value of loans receivable was estimated using a discounted cash flows calculation using a single discount rate, comparing the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities.  These rates were used for each aggregated category of loans as reported on the Office of Thrift Supervision Quarterly Report. The fair value of demand deposits, savings accounts and money market deposits is the amount payable on demand at the reporting date. The fair value of fixed-maturity certificates of deposit is estimated using a discounted cash flow calculation using the rates currently offered on deposits of similar remaining maturities.  For FHLB advances and subordinated debentures, fair value is estimated using a discounted cash flow calculation using currently available rate for borrowings with similar terms and remaining maturities.

The Bank is a party to financial instruments with off-balance sheet risk in the normal course of business, including loan commitments.  Fair value is estimated using fees currently charged for similar agreements, taking into account the remaining terms of the agreements and the counter parties credit standings.  Any fees charged are immaterial.

SEVERN BANCORP, INC. AND SUBSIDIARIES
Annapolis, Maryland
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 15- Disclosure About Fair Value of Financial Instruments - Continued

The estimated fair values of the Bank's financial instruments are as follows:

	December 31, 2007		December 31, 2006
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
	(dollars in thousands)

Financial Assets
Cash and cash equivalents	$11,266	$11,266	$18,715	$18,715
Investment securities	2,383	2,330	7,271	7,117
FHLB stock	10,172	10,172	9,468	9,468
Loans held for sale	1,101	1,101	2,970	2,970
Loans receivable, net	891,913	877,647	832,507	836,164
Accrued interest receivable	5,330	5,330	5,070	5,070

Financial Liabilities
Deposits	$652,773	$653,433	$626,524	$627,066
FHLB advances	190,000	186,275	173,000	168,662
Subordinated debentures	20,619	20,619	20,619	20,619
Accrued interest payable	1,034	1,034	865	865

Off Balance Sheet Commitments	$-	$-	$-	$-

SEVERN BANCORP, INC. AND SUBSIDIARIES
Annapolis, Maryland
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 16- Condensed Financial Information (Parent Company Only)

Information as to the financial position of Severn Bancorp, Inc. as of December 31, 2007 and 2006 and results of operations and cash flows for each of the years ended December 31, 2007, 2006 and 2005 is summarized below.

	December 31,
	2007	2006
	(dollars in thousands)
Statements of Financial Condition

Cash	$1,905	$1,643
Equity in net assets of subsidiaries:
Bank	107,734	99,445
Non-Bank	4,367	4,636
Loans	1,199	1,199
Other assets	1,628	923
Total assets	$116,833	$107,846

Subordinated debentures	$20,619	$20,619
Other liabilities	938	785

Total liabilities	21,557	21,404

Stockholders’ equity	95,276	86,442

Total liabilities and stockholders’ equity	$116,833	$107,846

	For the Years Ended December 31,
	2007	2006	2005
	(dollars in thousands)
Statements of Income
Interest income	$116	$129	$36
Interest expense on subordinated debentures	1,487	1,443	1,087
Net interest expense	(1,371)	(1,314)	(1,051)
Dividends received from subsidiaries	6,182	3,424	2,920
General and administrative expenses	282	292	153
Income before income taxes and equity in
undistributed net income of subsidiaries	4,529	1,818	1,716

Income tax benefit	2	415	27
Equity in undistributed net income of subsidiaries	6,580	13,515	12,811

Net income	$11,111	$15,748	$14,554

SEVERN BANCORP, INC. AND SUBSIDIARIES
Annapolis, Maryland
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 16- Condensed Financial Information (Parent Company Only) - Continued

	For the Years Ended December 31,
	2007	2006	2005
	(dollars in thousands)

Statements of Cash Flows

Cash Flows from Operating Activities:
Net income	$11,111	$15,748	$14,554
Adjustments to reconcile net income to net
cash provided by operating activities:
Equity in undistributed earnings of subsidiaries	(6,580)	(13,515)	(12,811)
Increase in other assets	(705)	(57)	(134)
Stock-based compensation expense	128	163	-
Increase (decrease) in other liabilities	153	(300)	586

Cash provided by operating activities	4,107	2,039	2,195

Cash Flows from Investing Activities:
Net (increase) decrease in loans	-	657	(1,856)
Investment in subsidiaries	(1,440)	(700)	-

Cash used in investing activities	(1,440)	(43)	(1,856)
Cash Flows from Financing Activities:
Dividends paid on capital stock	(2,418)	(2,196)	(1,996)
Proceeds from exercise of options	13	15	-

Cash used in financing activities	(2,405)	(2,181)	(1,996)

Increase (decrease) in cash and cash equivalents	262	(185)	(1,657)

Cash and cash equivalents at beginning of year	1,643	1,828	3,485

Cash and cash equivalents at end of year	$1,905	$1,643	$1,828

SEVERN BANCORP, INC. AND SUBSIDIARIES
Annapolis, Maryland
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 17- Quarterly Financial Data (Unaudited)

                Summarized unaudited quarterly financial data for the year ended December 31, 2007 is as follows:

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
	(dollars in thousands, except per share data)

Interest income	$18,013	$17,987	$18,201	$17,613
Interest expense	8,956	9,449	9,872	9,899
Net interest income	9,057	8,538	8,329	7,714
Provision for loan losses	425	537	750	750

Net interest income after provision for loan losses	8,632	8,001	7,579	6,964
Other income	1,689	1,292	673	682
Other expense	4,386	4,349	4,014	3,743

Income before income tax provision	5,935	4,944	4,238	3,903
Income tax provision	2,445	2,053	1,806	1,605
Net income	$3,490	$2,891	$2,432	$2,298

Per share data:
Earnings – basic[1]	$.35	$.29	$.24	$.23
Earnings – diluted[1]	$.35	$.29	$.24	$.23

       Summarized unaudited quarterly financial data for the year ended December 31, 2006 is as follows:

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
	(dollars in thousands, except per share data)

Interest income	$16,255	$17,545	$18,174	$18,201
Interest expense	6,844	7,765	8,490	8,961
Net interest income	9,411	9,780	9,684	9,240
Provision for loan losses	382	375	392	412

Net interest income after provision for loan losses	9,029	9,405	9,292	8,828
Other income	600	1,391	801	1,075
Other expense	3,039	4,005	3,355	3,666

Income before income tax provision	6,590	6,791	6,738	6,237
Income tax provision	2,608	2,704	2,740	2,556
Net income	$3,982	$4,087	$3,998	$3,681

Per share data
Earnings – basic[1]	$.39	$.41	$.40	$.36
Earnings – diluted[1]	$.39	$.41	$.40	$.36

1 Retroactively adjusted to reflect a 10% stock dividend declared February 20, 2007 effective for shares outstanding on March 15, 2007 and a
  10% stock dividend declared February 21, 2006 effective for shares outstanding on March 28, 2006.